Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

THIRD QUARTER DIVIDEND

Berwick, Pennsylvania – August 27, 2026 - First Keystone Corporation (the “Corporation”) (OTCID: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of September 10, 2026, payable September 30, 2026.

Total cash dividends will be $0.84 per share year-to-date as of September 30, 2026, the same amount paid for the period ending September 30, 2025.

During the second quarter of 2026, the Corporation again achieved some record balance sheet levels and continued profitability. Key performance indicators and balance sheet measures at June 30, 2026 and year-to-date income statement results as of June 30, 2026 vs. the same period in 2025 are as follows:

•	Assets amounted to $1,574,315,000, an increase of 9.5%
•	Total Loans decreased $9,439,000 or 1.0% to $950,331,000
•	Total Deposits were $1,179,910,000, an 11.6% increase
•	Net interest income increased 6.4% to $19,447,000
•	Net income increased 44.6% to $5,736,000 and on a per share basis, 42.2% to $0.91/share

The Corporation looks forward to being the financial services provider of choice to our customers and the communities we serve in 2026 and beyond.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Wealth Management, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.